EXHIBIT (1)(a)

Resolution of the Board of Managers of Occidental’s Separate Account Fund B

MINUTES OF A MEETING

OF THE

BOARD OF MANAGERS OF

OCCIDENTAL’S SEPARATE ACCOUNT FUND B

A meeting of the Board of Managers of Occidental’s Separate Account Fund B was held at Occidental Center, 1150 South Olive Street, Los Angeles, California, on Monday, September 22, 1969, at 2:30 P.M.

The following members of the Board of Managers were present:

Donald E. Cantley
Keath L. Carver
Earl Clark
Daniel F. McGinn
John S. Welch
Absent:
George D. Bjurman
Dr. Norman Topping
Also present:
Powell E. Smith
Kelly Stevens
E. V. Hoff
Donald F. Merris

The meeting was called to order by Mr. Clark who presided. Mr. Stevens kept the minutes. This being the first meeting of the Board, there were no minutes of previous meetings to be considered.

VALUING ASSETS IN THE FUND

The Secretary presented to the Board for its consideration a resolution concerning the methods to be used in determining values to be assigned to assets of this Fund, in accordance with the provisions of the Rules and Regulations of this Fund.

Upon motion, duly made, seconded and unanimously carried, the following resolution was adopted:

“RESOLVED that, with respect to the valuation of the Fund as contemplated by Article VII of the Rules and Regulations, it is hereby determined that the following procedure shall be followed until further amended by this Board:

1. With respect to securities listed or traded on the New York Stock Exchange or American Stock Exchange:

(a)	The last reported sale shall be ascertained by reference to the reported last sale in The Wall Street Journal or any other news paper of daily circulation or may be obtained by the investment adviser from any member firm of such Exchange or may be ascertained from an electronic quoting system linked to the New York Stock Ex change or the American Stock Exchange.

(b)	In the event there is no sale of a security on a valuation date, the value shall be the mean between the most recent bid and asked prices on the Exchange. Bid and asked prices may be ascertained as in (a) above.

(c)	A security in which trading has been suspended shall be valued at the last trade until such time as the Board of Managers can review the situation.

2. The market value of each security not listed or traded on the New York or American Stock Exchanges shall be the average of the mean between the bid and asked prices quoted by a principal market maker in the security. If there is not a principal market maker, there may be substituted a broker who has traded in the stock. These quotes may be ascertained by the investment adviser by means of telephone inquiries or whatever other manner it deems appropriate.

3. Cash dividends declared and not yet received shall be included as receivables in the amount of the dividend on the date the security on which such dividends are payable as quoted ex-dividend.

4. Stock dividends shall be valued in the same manner in an amount equal to the value of the stock to be received as a dividend.

5. Rights to purchase securities of the issuer or securities of other issuers shall be valued at the difference between their exercise price and the value of the securities into which they are convertible.”

RATIFYING INDEMNITY BOND PURCHASE

This Board, by unanimous written consent, previously authorized the purchase, on its behalf, of a commercial blanket bond in the amount of $500,000. to be issued by Firemen’s Fund Insurance Company insuring this Fund against the defalcations of its officers and employees. The Secretary informed the Board that such a bond was purchased but that said bond was issued by The American Insurance Company, an affiliate of Firemen’s Fund. Thereafter, the following resolution was adopted upon motion duly made, seconded and unanimously carried:

“RESOLVED, that the action of the Secretary in acquiring from The American Insurance Company a commercial blanket bond in the amount of $500,000 insuring this Fund B with respect to losses caused by fraud or dishonesty by any officer or employee of this Fund is hereby approved and ratified.”

PROGRESS REPORT

Mr. Daniel F. McGinn made a report to the Board concerning the current status of this Fund with respect to the SEC and state regulatory authorities. He stated that registration of the Fund and three individual equity investment fund contracts with the SEC was completed on September 3, 1969, and that qualification of Occidental Life and the contracts was proceeding in the various states. He delivered to each member a completed specimen form of application for such contracts and a specimen form of an Annual Deposit form of such contracts, a copy of the Prospectus, and a copy of the order of the Securities and Exchange Commission making the registration of such contracts effective.

INVESTMENT REPORT

Mr. Donald F. Merris, representing the Investment Adviser, presented to the Board a written report concerning the securities market, particularly the stock market, the basic investment policy of the Fund, the status of the portfolio, and an investment program. On motion duly made, seconded and unanimously carried, the following resolution was adopted:

“RESOLVED, that the investment report presented by Mr. Merris and in particular the investment program outlined therein are hereby approved.”

LETTER STOCK

There was some discussion concerning investment in “letter stock” by this Fund and how it should be valued. The Secretary indicated that the registration statement,

Form N8B-1 filed with the SEC sets forth the fundamental policies of the Fund and states therein that securities which are not readily marketable, such as letter stock, may be purchased, but, such investments, including investments in real estate, may not exceed 15% of the assets of the Fund.

In the absence of Mr. Bjurman, the Chairman suggested that any action with respect to valuing of “letter stock” be delayed until the next meeting of the Fund.

The Secretary stated that he would mail that part of the registration statement which sets forth the fundamental policies of the Fund and its policies with respect to securities investments to each Member of the Board.

INDEMNIFICATION OF MEMBERS OF THE BOARD OF MANAGERS

The Chairman stated that it was the opinion of Transamerica Corporation’s counsel that the members of the Board of Managers were serving at the request of Transamerica Corporation within the meaning of said corporation’s by-laws on indemnification of directors, officers and agents of that corporation. He indicated that he felt it would be appropriate for Occidental to also indemnify members of this Board who are not affiliated with Occidental Life or Transamerica Corporation on account of expenses and liabilities any Member might reasonably incur by reason of being a Member of this Board. He stated that the matter would be taken up at an Occidental Board meeting prior to the next meeting of this Board.

FIXING DATE OF NEXT MEETING

After some discussion, it was unanimously agreed that the next meeting of this Board should be January 26, 1970.

The meeting adjourned.

Secretary

DECLARATIONS

Item 1. Name of Insured:	OCCIDENTAL’S SEPARATE ACCOUNT FUND B; OCCIDENTAL’S SEPARATE ACCOUNT FUND C

(herein called the Insured)

Principal Address:	LOS ANGELES, CALIFORNIA
	(NO.)	(STREET)	(CITY)	(STATE)

Item 2.	Bond Period: from noon on JULY 1, 1969
(MONTH, DAY, YEAR)
to noon on the effective date of the cancellation or termination of this Bond, standard time at the Principal Address as to each of said dates.
Item 3.	Limit of Liability: $ 500,000.00
Item 4.	The liability of the Underwriter is subject to the terms of the following riders attached hereto:
“A”
Item 5.	The Insured by the acceptance of this Bond gives notice to the Underwriter terminating or canceling prior bond(s) or policy(ies) No.(s) NONE such termination or cancelation to be effective as of the time this Bond becomes effective.

IN WITNESS WHEREOF, the Underwriter has caused this Bond to be signed by its President and Secretary but this Bond shall not be valid unless countersigned by a duly authorized agent of the Underwriter.

SECRETARY	PRESIDENT

Countersigned by	/s/ Jean Miller
JEAN MILLER
Authorized Agent

REVISED TO MAY, 1957

360103—11-65

(Executed in 4 copies)

INSURING

The Underwriter, in consideration of the payment of the premium, and subject to the Declarations made a part hereof, the General Agreements, Conditions and Limitations, and other terms of this Bond, agrees to indemnify the Insured against any loss of money or other property which the Insured shall sustain through any fraudulent or dishonest act or acts committed by any of the Employees, acting alone or in collusion with others, to an amount not exceeding in the aggregate the amount stated in Item 3 of the Declarations.

GENERAL AGREEMENTS

CONSOLIDATION - MERGER

A. If, through consolidation or merger with, or purchase of assets of, some other concern, any persons shall become Employees, the Insured shall give the Underwriter written notice thereof and shall pay an additional premium computed pro rata from the date of such consolidation, merger or purchase to the end of the current premium period.

JOINT INSURED

B. If more than one Insured is covered under this Bond, the Insured first named shall act for itself and for every other Insured (or all purposes of this Bond. Knowledge possessed or discovery made by any Insured or by any partner or officer thereof shall, for the purposes of Sections 6, 7 and 12, constitute knowledge possessed or discovery made by every Insured. Cancelation of the insurance hereunder as respects any Employee as provided in Section 12 shall apply to every Insured. If, prior to the cancelation or termination of this Bond in its entirety, this Bond is canceled or terminated as to any Insured, there-shall be no liability for any loss sustained by such Insured unless discovered within one year from the date of such cancelation or termination. The liability of the Underwriter for loss sustained by any or all of the Insured shall not exceed the amount for which the Underwriter would be liable had all such loss been sustained by any one of the Insured. Payment by the Underwriter to the Insured first named of any loss under this Bond shall fully release the Underwriter on account of such loss. If the Insured first named ceases for any reason to be covered under this Bond, then the Insured next named shall thereafter be considered as the Insured first named for all purposes of this Bond.

LOSS UNDER PRIOR BOND OR POLICY

C. If the coverage of this Bond is substituted for any prior bond or policy of insurance carried by the Insured or by any predecessor in interest of the Insured, which prior bond or policy is terminated, canceled or allowed to expire as of the time of such substitution, [Illegible] Underwriter agrees that this Bond applies to loss which is discovered as provided in Section 1 of the Conditions and Limitations and which would have been recoverable by the Insured or such predecessor under such prior bond or policy except for the fact that the time within which to discover loss thereunder had expired; provided:

(1) the indemnity afforded by this General Agreement C shall be a part of and not in addition to the amount of insurance afforded by this Bond;

(2) such loss would have been covered under this Bond had this Bond with its agreements, limitations and conditions as of the time of such substitution been in force when the acts or defaults causing such loss were committed; and

(3) recovery under this Bond on account of such loss shall in no event exceed the amount which would have been recoverable under this Bond in the amount for which it is written as of the time of such substitution, had this Bond been in force when such acts or defaults were committed, or the amount which would have been recoverable under such prior bond or policy had such prior bond or policy continued in force until the discovery of such loss, if the latter amount be smaller.

THE FOREGOING INSURING AGREEMENT AND GENERAL, AGREEMENTS ARE SUBJECT

TO THE FOLLOWING CONDITIONS AND LIMITATIONS:

BOND PERIOD, TERRITORY, DISCOVERY

Section 1. Loss is covered under this Bond only if discovered not later than one year from the end of the Bond Period. Subject to General Agreement C, this Bond applies only to loss sustained by the Insured through fraudulent or dishonest acts committed during the Bond Period by any of the Employees engaged in the regular service of the Insured within any of the States of the United States of America, the District of Columbia, Alaska, Hawaii, Virgin Islands, Puerto Rico, Canal Zone or Canada or while such Employees are elsewhere for a limited period.

EXCLUSION

Action 2. This Bond does not apply to loss, or to that part of any loss, as the case may be, the proof of which, either as to its factual [Illegible] existence or as to its amount, is dependent upon an inventory computation or a profit and loss computation; provided, however, that this paragraph shall not apply to loss of money or other property which the Insured can prove, through evidence wholly apart from such computations, is sustained by the Insured through any fraudulent or dishonest act or acts committed by any one or more of the Employees.

RIDER “A”

To be attached to and form part of Bond No	HF 6196889

in favor of	OCCIDENTAL’S SEPARATE ACCOUNT FUND B, ETAL

It is agreed that:

The attached bond is hereby amended by deleting from Section 13 the words “not less than fifteen days thereafter” and substituting in lieu thereof “not less than, thirty days thereafter” and by adding an additional paragraph as follows:

“No cancelation, termination or modification of this bond, whether by or at the request of the Insured or by the Underwriter, shall take effect prior to the expiration of thirty days after written notice of such cancelation, termination or modification has been filed with the Securities and Exchange Commission, Washington, D. C., unless an earlier date of such cancelation, termination or modification is approved by said Commission.”

This rider is effective as of noon on July 1, 1969, standard time as specified in the attached bond.

THE AMERICAN INSURANCE COMPANY

/s/ Jean Miller
Jean Miller
Authorized Agent

Accepted:

Insured
By:
Title

GENERAL USE RIDER.

360352-3-67

RIDER

To be attached to and form part of Bond No	HF-6196889

in favor of	OCCIDENTAL’S SEPARATE ACCOUNT FUND B, ETAL

It is agreed that:

“Employee” as defined in the attached bond shall also be deemed to include any elected officer of the Insured designated below, and any successor of such officer:

President

        Vice-President

Treasurer

Secretary

This rider is effective as of noon on July 1, 1969 standard time as specified in the attached bond.

THE AMERICAN INSURANCE COMPANY

/s/ Jean Miller
Jean Miller
Authorized Agent

Accepted:	Executed in four counterparts

Insured
By:
Title

GENERAL USE RIDER.

360352-3-67

DEFINITION OF EMPLOYEE

Section 3. As used in this Bond, “Employee” means any natural person (except a director or trustee of the Insured, if a corporation, who is not also an officer or employee thereof in some other capacity) while in the regular service of the Insured in the ordinary purse of the Insured’s business during the Bond Period and whom the Insured compensates by salary, wages or commissions and [Illegible] the right to govern and direct in the performance of such service, but does not mean any broker, factor, commission merchant, [Illegible] signee, contractor or other agent or representative of the same general character. The words “while in the regular service of the secured” shell include the first 30 days thereafter; subject, however, to Sections 12 and 13.

LOSS CAUSED BY UNIDENTIFIABLE EMPLOYEES

Section 4. If a loss is alleged to have been caused by the fraud or dishonesty of any one or more of the Employees and the Insured shall be unable to designate the specific Employee or Employees causing such loss, the Insured shall nevertheless have the benefit of this Bond, subject to the provisions of Section 2 of this Bond, provided that the evidence submitted reasonably proves that the loss was in fact due to the fraud or dishonesty of one or more of the said Employees, and provided, further, that the aggregate liability of the Underwriter for any such loss shall not exceed the amount stated in Item 3 of the Declarations.

OWNERSHIP OF MONEY OR OTHER PROPERTY

Section 5. The insured property may be owned by the Insured, or held by the Insured in any capacity whether or not the Insured is liable for the loss thereof, or may be property as respects which the Insured is legally liable.

PRIOR FRAUD. DISHONESTY OR CANCELATION

Section 6. The coverage of this Bond shall not apply to any Employee from and after the time that the Insured or any partner or officer thereof not in collusion with such Employee shall have knowledge or information that such Employee has committed any fraudulent or dishonest act in the service of the Insured or otherwise, whether such act be committed before or after the date of employment by the Insured.

If, prior to the issuance of this Bond, any fidelity insurance in favor of ihe Insured or any predecessor in interest of the Insured and covering one or more of the Insured’s Employees shall have been canceled as to any of such Employees by reason of the giving of written notice of cancelation by the insurer issuing such fidelity insurance, whether the Underwriter or not, and if such Employees shall [Illegible] have been reinstated under the coverage of such fidelity insurance or superseding fidelity insurance, the Underwriter shall not be [Illegible] able on account of such Employees unless the Underwriter shall agree in writing to include such Employees within the coverage of this Bond.

LOSS — NOTICE — PROOF — ACTION AGAINST UNDERWRITER

Section 7. Upon knowledge or discovery of loss under this Bond, the Insured shall: (a) give notice thereof as soon as practicable to the Underwriter or any of its authorized agents, and (b) file detailed proof of loss, duly sworn to, with the Underwriter within four months after the discovery of loss.

Upon the Underwriter’s request, the Insured shall produce for the Underwriter’s examination all pertinent records, at such reasonable times and places as the Underwriter shall designate, and shall cooperate with the Underwriter in all matters pertaining to loss or claims with respect thereto.

No action shall lie against the Underwriter unless, as a condition precedent thereto, there shall have been full compliance with all the terms of this Bond, nor until ninety days after the required proofs of loss have been filed with the Underwriter, nor at all unless commenced within two years from the date when the Insured discovers the loss. If any limitation of time for notice of loss or any legal proceeding herein contained is shorter than that permitted to be fixed by agreement under any statute controlling the construction of this Bond, the shortest permissible statutory limitation of time shall govern and shall supersede the time limitation herein stated.

RECOVERIES

Section 8. If the Insured shall sustain any loss covered by this Bond which exceeds the amount of indemnity provided by this Bond, the Insured shall be entitled to all recoveries (except from suretyship, insurance, reinsurance, security or indemnity taken by or for the benefit of the Underwriter) by whomsoever made, on account of such loss under this Bond until fully reimbursed, less the actual cost of effecting the same; and any remainder shall be applied to the reimbursement of the Underwriter.

LIMITS OF LIABILITY

Section 9. Indemnification by the Underwriter for any loss under this Bond shall not reduce the Underwriter’s liability for other losses under this Bond whenever sustained. The Underwriter’s total liability under this Bond for any loss caused, by any Employee or in which such Employee is concerned or implicated is limited to the amount stated in Item 3 of the Declarations.

Regardless of the number of years this Bond shall continue in force and the number of premiums which shall be payable or paid, the limit of liability stated in Item 3 of the Declarations shall not be cumulative from year to year or period to period.

LIMIT OF LIABILITY UNDER THIS BOND AND PRIOR INSURANCE

Section 10. With respect to loss caused by any Employee or in which such Employee is concerned or implicated or which is charge-[Illegible] to any Employee as provided in Section 4 and which occurs partly during the Bond Period and partly during the period of other [Illegible] or policies issued by the Underwriter to the Insured or to any predecessor in interest of the Insured and terminated or canceled or allowed to expire and in which the period for discovery has not expired at the time any such loss thereunder is discovered, the total liability of the Underwriter under this Bond and under such other bonds or policies shall not exceed, in the aggregate, the amount stated in Item 3 of the Declarations or the amount available to the Insured under such other bonds or policies, as limited by the terms and conditions thereof, for any such loss, if the latter amount be the larger.

OTHER INSURANCE

Section 11. If there is available to the Insured any other insurance or indemnity covering any loss covered by this Bond, the Underwriter shall be liable hereunder only for that part of such loss which is in excess of the amount recoverable or recovered from such other insurance or indemnity.

CANCELATION AS TO ANY EMPLOYEE

Section 12. This Bond shall be deemed canceled as to any Employee: (a) immediately upon discovery by the Insured, or by any partner or officer thereof not in collusion with such Employee, of any fraudulent or dishonest act on the part of such Employee; or (b) at noon, standard time as aforesaid, upon the effective date specified in a written notice mailed to the Insured. Such date shall be not less than fifteen days after the date of mailing. The mailing by the Underwriter of notice as aforesaid to the Insured at the address shown in this Bond shall be sufficient proof of notice. Delivery of such written notice by the Underwriter shall be equivalent to mailing.

CANCELATION OF BOND

Section 13. This Bond may be canceled by the Insured by mailing to the Underwriter written notice stating when thereafter the can-celation shall be effective. This Bond may be canceled by the Underwriter by mailing to the Insured at the address shown in this Bond written notice stating when, not less than fifteen days thereafter, such cancelation shall be effective. The mailing of notice as aforesaid shall be sufficient proof of notice. Delivery of such written notice either by the Insured or by the Underwriter shall be equivalent to mailing.

If the Insured cancels, earned premium shall be computed in accordance with the customary short rate table and procedure. If the Underwriter cancels, earned premium shall be computed pro rata. Premium adjustment may be made at the time cancelation is effected [Illegible] s soon as practicable after cancelation becomes effective, but payment or tender of unearned premium is not a condition of cancelation.

IN WITNESS WHEREOF, the Underwriter has caused this Bond to be executed on the Declarations page.